Exhibit 99.1

PHH Corporation Receives NYSE Listing Extension

Mt. Laurel, NJ—September 29, 2006—PHH Corporation (NYSE: PHH) today announced that it has received an extension to file its Annual Report on Form 10-K for the year ended December 31, 2005 from the New York Stock Exchange. This extension allows for the continued listing of PHH Common Stock through January 2, 2007, subject to review by the NYSE on an ongoing basis. During the extension period, trading of shares of PHH Common Stock on the NYSE will remain unaffected.

As previously disclosed in its Form 8-K filed on September 26, 2006, PHH expects to file its Annual Report on Form 10-K on or before October 31, 2006. In the event that the Company does not file its Annual Report on Form 10-K for 2005 with the Securities and Exchange Commission by January 2, 2007, the Company may request an additional extension from the NYSE. If an additional extension were granted, we could have until April 2, 2007 to file our 2005 Form 10-K with the SEC, after which NYSE Rule 802.01E would require the NYSE to move forward with the initiation of suspension and delisting procedures.

About PHH Corporation

Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top ten retail originators of residential mortgages in the United States(1). Its subsidiary, PHH Arval, is the second-largest fleet management services provider in the United States and Canada(2). For additional information about the company and its subsidiaries please visit www.phh.com.

(1)Inside Mortgage Finance, Copyright 2006
(2)Automotive Fleet Fact Book, June 2006

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may fluctuate", "may result", "will result" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. For example, the statement that we expect to file our 2005 Form 10-K on or before October 31, 2006 is a forward-looking statement.

You should consider the areas of risk described under the heading "Forward-Looking Statements" in our periodic reports under the Securities Exchange Act of 1934, as amended, and those risk factors included as Exhibit 99 thereto, titled "Risk Factors Affecting our Business and Future Results," in connection with any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

CONTACT:

PHH Corporation:

Investors: Nancy Kyle, (856) 917-4268

Media: Karen McCallson, (856) 917-8679